UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2017
ClubCorp Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-36074	20-5818205
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

3030 LBJ Freeway, Suite 600 Dallas, Texas	75234
(Address of Principal Executive Offices)	(Zip Code)

(972) 243-6191
Registrant’s Telephone Number, Including Area Code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

This Current Report on Form 8-K (this “Form 8-K”) is filed by ClubCorp Holdings, Inc., a Nevada corporation (which we may refer to as “we,” “us,” “our” or the “Company”), in connection with the matters described herein.

Item 1.01	Entry into a Material Definitive Agreement.

On May 12, 2017, the Company entered into an agreement (the “Agreement”) with FrontFour Capital Group LLC and certain of its affiliates (collectively, “FrontFour”). FrontFour previously delivered to the Company a nomination letter, dated March 9, 2017 and supplemented on March 14, 2017 (the “Nomination Letter”), notifying the Company of its intent to nominate candidates for election to the Company’s board of directors (the “Board”) at the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”).

Pursuant to the Agreement, FrontFour has irrevocably withdrawn the Nomination Letter and has agreed to immediately and irrevocably terminate all other solicitation and other activities related to the 2017 Annual Meeting. Furthermore, FrontFour has agreed not to nominate any person for election at the 2017 Annual Meeting, submit any proposal for consideration at, or bring any other business before, the 2017 Annual Meeting, initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2017 Annual Meeting, or publicly or privately encourage or support any other stockholder to take any of the foregoing actions.

Under the Agreement, the Board agreed to increase the size of the Board to ten members and to appoint Simon M. Turner as a class I director, with a term expiring at the 2017 Annual Meeting, and Emanuel R. Pearlman as a class II director to the Board, with a term expiring at the Company’s 2018 annual meeting of stockholders. Under the terms of the Agreement, the Company agreed to include Mr. Turner on the Company’s slate of director nominees standing for election at the 2017 Annual Meeting and recommend and solicit proxies for the election of Mr. Turner at the 2017 Annual Meeting in the same manner as for the other nominees nominated by the Board at the 2017 Annual Meeting.

The Agreement further provides that the Board will appoint Mr. Turner, so long as he is a member of the Board, to the Nominating and Corporate Governance Committee of the Board (to the extent Mr. Turner elects to serve as a member of such committee) and Mr. Pearlman, so long as he is a member of the Board, to the Strategic Review Committee of the Board (to the extent such committee remains in place and Mr. Pearlman elects to serve as a member of such committee), and to consider each of Messrs. Turner and Pearlman for other Board committee appointments in connection with the Board’s annual review of committee composition. Under the Agreement, each of Messrs. Turner and Pearlman will have full access to and participate in any Board and committee matters related to the Chief Executive Officer search and selection process to the same degree as the other members of the Board.

Under the Agreement, the Company’s obligations terminate immediately, and Mr. Pearlman will promptly offer to resign from the Board, if FrontFour ceases to beneficially own at least 2% of the outstanding shares of the Company’s common stock prior to the 2017 Annual Meeting

The Agreement further provides that FrontFour will vote all of the shares of the Company’s common stock that it beneficially owns at the 2017 Annual Meeting and any special stockholder meeting during the term of the Agreement in favor of the Company’s nominees to the Board at such meetings and in accordance with the Board’s recommendation with respect to any proposals that may be the subject of stockholder action at such meetings, unless both Glass Lewis & Co., LLC (“Glass Lewis”) and Institutional Shareholder Services Inc. (“ISS”) recommend against the Board on any proposal, in which case FrontFour can vote in accordance with the Glass Lewis and ISS recommendation. However, FrontFour may vote in its discretion with regards to any proposal related to any tender or exchange offer, merger, amalgamation, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities.

During the term of the Agreement, FrontFour is also subject to certain standstill provisions under the Agreement, including, subject to certain exceptions, that FrontFour shall not:

•	make, engage in or participate in an solicitation of proxies or consents;

•	deposit any securities of the Company in any voting trust or similar arrangement;

•	own in excess of 9.9% of the Company’s common stock;

•
effect, propose, participate in or facilitate any tender or exchange offer, merger, amalgamation, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries;

•	engage in any “short selling” of the Company’s securities;

•	call or seek to call any meeting of stockholders;

•	seek representation on the Board, except as set forth in the Agreement;

•	seek the removal of any member of the Board;

•	make a request for any stockholder list or other Company books and records;

•	take any action in support of or make any proposal or request that constitutes:

◦	advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board;

◦	any material change in the capitalization, dividend policy or stock repurchase programs and practices of the Company;

◦	any other material change in the Company’s management, business or corporate structure; or

◦
seeking to have the Company waive or make amendments or modifications to its Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person;

•	encourage a third party to do any of the foregoing; or

•	commence, encourage or support any derivative action in the name of the Company, or any class action against the Company.

Under the Agreement, the Company and FrontFour have also agree to mutual non-disparagement provisions.

The Company has agreed to reimburse FrontFour for up to $80,000 of its reasonable and documented expenses in connection with the negotiation and entry of the Agreement.

The Agreement terminates on the date that is twenty calendar days prior to the expiration of the advance notice period for the submission by stockholders of director nominations for the Company’s 2018 annual meeting of stockholders.

The description of the Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

In connection with the Agreement described in Item 1.01 of this Form 8-K, effective as of May 12, 2017, the Board appointed Simon M. Turner as a class I director and Emanuel R. Pearlman as a class II director to the Board, to serve until their respective successors are duly elected and qualified. The appointments of Messrs. Turner and Pearlman increases the number of directors on the Board to ten. Upon due consideration of the Company’s Corporate Governance Guidelines, the relevant rules promulgated by the New York Stock Exchange and the Securities and Exchange Commission, and all relevant facts and circumstances known to the Board, the Board determined that each of Messrs. Turner and Pearlman is “independent” as defined by such rules and guidelines and that Mr. Turner meets all applicable criteria to serve on the Board’s Nominating and Corporate Governance Committee. Following such determination, Mr. Turner was appointed to the Board’s Nominating and Corporate Governance Committee and Mr. Pearlman was appointed to the Board’s Strategic Review Committee.

Under the terms of the Agreement, the Company has agreed to include Mr. Turner on the Company’s slate of director nominees standing for election at the 2017 Annual Meeting and recommend and solicit proxies for the election of Mr. Turner at the 2017 Annual Meeting in the same manner as for the other nominees nominated by the Board at the 2017 Annual Meeting.

Messrs. Turner and Pearlman are expected to enter into our standard indemnification agreement and receive the standard compensation paid to our non-employee directors as disclosed in our 2016 Proxy Statement under the caption “Compensation of Executive Officers—Director Compensation.”

Neither of Messrs. Turner and Pearlman has been involved in any related party transactions with us as defined by Item 404(a) of Regulation S-K promulgated pursuant to the Securities and Exchange Act of 1934, as amended, or our Related Person Transaction Policy.

The description of the Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Form 8-K.

Item 7.01	Regulation FD Disclosure.

On May 12, 2017, the Company and the Front Four Group issued a joint press release announcing the entry into the Agreement and the appointment of Messrs. Turner and Pearlman to the Board. A copy of this press release is furnished as Exhibit 99.1 hereto.

The information in this Item 7.01 is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing made by the Company under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Agreement, dated as of May 12, 2017, by and among ClubCorp Holdings, Inc., FrontFour Capital Group LLC and certain of its affiliates, and Emanuel R. Pearlman.
99.1	Press Release, dated May 12, 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2017	CLUBCORP HOLDINGS, INC.

	By:	/s/ Curtis D. McClellan
Curtis D. McClellan
Chief Financial Officer and Treasurer

Exhibit Index

Exhibit Number	Description
10.1	Agreement, dated as of May 12, 2017, by and among ClubCorp Holdings, Inc., FrontFour Capital Group LLC and certain of its affiliates, and Emanuel R. Pearlman.
99.1	Press Release, dated May 12, 2017.